As filed on June 6, 1997
                                                        Reg. No. 33-93100

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                        MICRO COMPONENT TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)

                                    Minnesota
          (State or other jurisdiction of incorporation or organization

                                   41-0985960
                      (I.R.S. Employer Identification No.)

                             2340 West County Road C
                             St. Paul, MN 55113-2528
                    (Address of Principal Executive Offices)

                           Incentive Stock Option Plan
                Nonqualified Stock Options for Outside Directors,
                            Consultants and Advisors
                            (Full title of the plan)

                            Roger E. Gower, President
                        Micro Component Technology, Inc.
                             2340 West County Road C
                             St. Paul, MN 55113-2528
                     (Name and address of agent for service)

                                 (612) 697-4000
          (Telephone number, including area code, of agent for service)



                         CALCULATION OF REGISTRATION FEE

                             Proposed          Proposed
Title of                     Maximum           Maximum
Securities    Amount         Offering          Aggregate      Amount of
to be         to be          Price             Offering       Registration
Registered    Registered     Per Share         Price          Fee
------------------------------------------------------------------------
Common        650,000(1)      $2.50(2)       $1,625,000(2)    $560.34(3)
Stock         Shares
($.01 par     ----------------------------------------------------------
value)        250,000(4)      $2.72(5)       $  680,000(5)    $206.06(6)
              Shares
              ----------------------------------------------------------
Totals:       900,000             --                  --      $766.40
========================================================================

(1) The original Registration Statement included 500,000 shares under the Incentive Stock Option Plan and an aggregate of 150,000 shares under Nonqualified Stock Options for Outside Directors, Consultants and Advisors.

(2) Estimated solely for the purpose of calculating the registration fee, the price per share is the average of the closing bid and asked prices on May 31, 1995.

(3)      Paid with the original Registration Statement.

(4) Post-Effective Amendment No. 1 includes an additional 250,000 shares under the Incentive Stock Option Plan.

(5) Estimated solely for the purpose of calculating the registration fee, the price per share is the average of the high and low prices on June 3, 1997.

(6)      Paid with Post-Effective Amendment No. 1.





                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         Incorporated by reference into the registration statement are the following: (a) the Company's latest annual report filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Act") or the latest prospectus filed pursuant to Rule 424(b) or (c) under the Securities Act of 1933, which contains, either directly or by incorporation by reference, certified financial statements for the Company's latest fiscal year for which such statements have been filed; (b) all other reports filed pursuant to Section 13(a) or 15(d) of the Act since the end of the fiscal year covered by the annual reports or the prospectus referred to in (a) above; (c) the description of the Company's common stock which is contained in a registration statement filed under Section 16 of the Act including any amendment or report filed for the purposes of updating such description; or (d) the latest annual report filed by any of the plans pursuant to Section 13(a) or 15(d) of the Act. In addition, all documents filed subsequently by the Company pursuant to Sections 13, 14, and 15(d) of the Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into the registration statement and to be a part thereof from the date of filing such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article VII, Section 1, of the Bylaws of the Company provides that each director, officer, employee or agent be fully indemnified by the corporation in the manner and to the extent provided by Minnesota law. Minnesota Statutes,
Section 302A.521, generally requires a corporation to indemnify its directors, officers, employees or agents against judgments, penalties, fines and expenses, including attorneys' fees, incurred in connection with their official capacities, provided that such person (i) has not been indemnified by another with respect to the same matter, (ii) acted in good faith, (iii) received no improper personal benefit, (iv) had no reasonable cause to believe that his conduct was unlawful and (v) reasonably believed that his conduct was in the best interests of the corporation.

         Article VII, Section 1, of the Bylaws of the Company also authorizes the corporation to purchase insurance to cover its directors, officers, employees and agents for claims asserted against them in their official capacities.

         The Company has purchased officers' and directors' liability insurance. The policy provides that the insurer will pay, on behalf of the Company, 95 percent of any amount the Company is required or permitted to pay to indemnify directors and officers due to a claim against such director or officer for errors, omissions, misstatements, misleading statements, negligence, or breach of duty while acting in their official capacities, or asserted against them solely by reason of their office, with certain exclusions. The insurer will pay a maximum of $1,000,000 pursuant to this policy, and will only make payment to the extent such damages exceed $250,000.

         Article 10 of the Articles of Incorporation of the Company provides that a director of the corporation shall have no liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty, to the fullest extent permitted by Minnesota law. Minnesota Statutes, Section 302A.251, subd. 4, provides that a director is not liable to a corporation or its shareholders for monetary damages resulting from a breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the corporation or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for transactions from which the director derived an improper personal benefit; (4) for payment of dividends or stock redemptions by the corporation in violation of the provisions of Section 302A.559 of the Minnesota Business Corporation Act, as it may be amended from time to time; or (5) for any purchase or sale of securities in violation of Section 80A.23 of the Minnesota Securities Act, as it may be amended from time to time.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

         4A. Incentive Stock Option Plan, as amended through June 27, 1996 (incorporated by reference to Form 10-K for fiscal year ended June 29, 1996, SEC File No. 0-22384).

         4B. Nonqualified Stock Option Agreement with D. James Guzy (filed with original Registration Statement).

         4C. Nonqualified Stock Option Agreement with Patrick Verderico (filed with original Registration Statement).

         5.       Opinion Regarding Legality (filed herewith).

         23A.     Consent of Deloitte & Touche LLP (filed herewith).

         23B. Consent of Best & Flanagan P.L.L.P. (included in Exhibit 5 and filed herewith).

ITEM 9.  UNDERTAKINGS.

         (a)      The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement, shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES


         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, and State of Minnesota, on this 6th day of June, 1997.


                                       MICRO COMPONENT TECHNOLOGY, INC.
                                       (Registrant)


                                       By /s/ Roger E. Gower
                                          Roger E. Gower, President and
                                          Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed below by the following persons in the capacities indicated on this 6th day of June, 1997.


Signature                                     Capacity

/s/ Roger E. Gower                            Principal Executive Officer
Roger E. Gower                                and Director


/s/ Jeffrey S. Mathiesen                      Principal Financial Officer
Jeffrey S. Mathiesen                          and Principal Accounting
                                              Officer

/s/ David M. Sugishita                        Director
David M. Sugishita


/s/ Patrick Verderico                         Director
Patrick Verderico


/s/ Donald VanLuvanee                         Director
Donald VanLuvanee


The above persons signing as directors constitute a majority of the members of the Company's Board of Directors.


         The Plans. Pursuant to the requirements of the Securities Act of 1933, the plans have duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, and State of Minnesota, on this 6th day of June, 1997.


                                         Incentive Stock Option Plan
                                         Nonqualified Stock Options for
                                           Outside Directors, Consultants
                                           and Advisors



                                         By /s/ Donald R. VanLuvanee
                                            Donald R. VanLuvanee
                                            Compensation Committee Chairman




                                  EXHIBIT INDEX




Exhibit                                                                  Page
-------                                                                  ----

  4A.      Incentive Stock Option Plan, as amended through June
           27, 1996 (incorporated by reference to Form 10-K for fiscal year ended June 29, 1996, SEC File No.
           0-22384).

  4B.      Nonqualified Stock Option Agreement with D. James
           Guzy (filed with original Registration Statement).

  4C.      Nonqualified Stock Option Agreement with Patrick
           Verderico (filed with original Registration
           Statement).

  5.       Opinion Regarding Legality (filed herewith).

  23A.     Consent of Deloitte & Touche LLP (filed herewith).

  23B. Consent of Best & Flanagan P.L.L.P. (included in Exhibit 5 and filed herewith).